UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Aaron Rents, Inc.

(Name of Registrant as Specified In Its Charter)

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Aaron Rents, Inc.

309 E. Paces Ferry Road, N.E.
Atlanta, Georgia 30305-2377

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 5, 2009

The 2009 Annual Meeting of Shareholders of Aaron Rents, Inc. (the “Company”), will be held on Tuesday, May 5, 2009, at 10:00 a.m., Eastern Time, at the SunTrust Plaza, 4th Floor, 303 Peachtree Street, N.E., Atlanta, Georgia 30303, for the purpose of considering and voting on the following:

(1) The election of eleven directors to constitute the Board of Directors until the next annual meeting or until their successors are elected and qualified;

(2) The amendment and restatement of the Company’s 2001 Stock Option and Incentive Award Plan; and

(3) Such other matters as may properly come before the meeting or any adjournment thereof.

Information relating to the above items is set forth in the accompanying Proxy Statement.

Only shareholders of record of the Class A Common Stock at the close of business on March 10, 2009 (the “Record Date”) are entitled to vote at the meeting.

BY ORDER OF THE BOARD OF
DIRECTORS

JAMES L. CATES
Senior Group Vice President
and Corporate Secretary
Atlanta, Georgia
April 6, 2009

PLEASE COMPLETE AND
RETURN THE ENCLOSED PROXY CARD PROMPTLY,
OR SUBMIT YOUR PROXY BY INTERNET OR
TELEPHONE AS DESCRIBED ON YOUR PROXY CARD,
SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING
IF YOU DO NOT ATTEND PERSONALLY.
No postage is required if mailed
in the United States in the accompanying envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE SHAREHOLDER MEETING
TO BE HELD ON MAY 5, 2009.

The proxy statement and annual report to shareholders are available at:
www.aaronrents.com/proxy and www.aaronrents.com/annualreport, respectively.

(*)	To be voted on at the meeting

Aaron Rents, Inc.
309 E. Paces Ferry Road, N.E.
Atlanta, Georgia 30305-2377

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 5, 2009

GENERAL INFORMATION

The enclosed proxy is being solicited by the Board of Directors of Aaron Rents, Inc. (the “Company”) for use at the 2009 annual meeting of shareholders to be held on Tuesday, May 5, 2009 (the “Annual Meeting”), and any adjournment or postponement of the Annual Meeting.

Each proxy that is properly executed and returned by a shareholder will be voted as specified thereon by the shareholder unless it is revoked. Shareholders are requested to execute the enclosed proxy and return it in the enclosed envelope, or submit your proxy by Internet or telephone in the manner described on the enclosed proxy card. If no direction is specified on the proxy as to any matter being acted upon, the shares represented by the proxy will be voted in favor of such matter. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by submitting another proxy bearing a later date or by written notification to the Corporate Secretary of the Company. Shareholders who are present at the Annual Meeting may revoke their proxy and vote in person. If you hold your shares through a broker or other nominee (i.e., in “street name”), your broker or other nominee should provide you instructions on how you may instruct them to vote your shares on your behalf.

The presence, in person or by proxy, of holders of a majority of the outstanding shares of the Company’s Class A Common Stock at the Annual Meeting is necessary to constitute a quorum. The affirmative vote of a plurality of the holders of shares of the Company’s Class A Common Stock present, in person or represented by proxy, at the Annual Meeting will be necessary to elect the nominees for director listed in this Proxy Statement. The affirmative vote of the holders of a majority of the Company’s Class A Common Stock present, in person or represented by proxy, at the Annual Meeting will be necessary to approve the Amended and Restated 2001 Stock Option and Incentive Award Plan (the “Restated 2001 Stock Award Plan”).

Abstentions and “broker non-votes” will be included in determining whether a quorum is present at the Annual Meeting, but will otherwise have no effect on the election of the nominees for director. Abstentions and broker non-votes will have the same effect as a vote against the Restated 2001 Stock Award Plan. Broker non-votes occur on a matter up for vote when a broker, bank or other holder of shares you own in “street name” is not permitted to vote on that particular matter without instructions from you, you do not give such instructions, and the broker or other nominee indicates on its proxy card, or otherwise notifies us, that it does not have authority to vote its shares on that matter. Whether a broker has authority to vote its shares on uninstructed matters is determined by stock exchange rules.

Only shareholders of record of Class A Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting. A list of all shareholders entitled to vote will be available for inspection at the Annual Meeting. As of the Record Date, the Company had 8,314,996 shares of Class A Common Stock and 45,627,639 shares of Common Stock outstanding. Each share of Class A Common Stock entitles the holder thereof to one vote for the election of directors, the adoption of the Restated 2001 Stock Award Plan, and any other matters that may properly come before the Annual Meeting. The holders of the Common Stock are not entitled to vote with respect to the election of directors, the adoption of the Restated 2001 Stock Award Plan or with respect to most other matters presented to the shareholders for a vote.

The Company will bear the cost of soliciting proxies, including the charges and expenses of brokerage firms, banks, and others for forwarding solicitation material to beneficial owners of shares of the Company’s Class A Common Stock. The principal solicitation is being made by mail; however, additional solicitation may be made by telephone, facsimile, or personal interview by officers of the Company who will not be additionally compensated therefore. It is anticipated that this Proxy Statement and the accompanying proxy will first be mailed to shareholders on or about April 6, 2009.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth, as of January 1, 2009 (except as otherwise noted), the beneficial ownership of the Company’s Class A Common Stock and Common Stock by (i) each person who owns of record or is known by management to own beneficially 5% or more of the outstanding shares of the Company’s Class A Common Stock, (ii) each of the Company’s directors, (iii) the Company’s Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers of the Company who are listed in the Summary Compensation Table below (the “Named Executive Officers”), and (iv) all executive officers and directors of the Company as a group.

Except as otherwise indicated, all shares shown in the table below are held with sole voting and investment power. The Percent of Class column represents the percentage that the named person or group would beneficially own if such person or group, and only such person or group, exercised all options to purchase shares that were exercisable within 60 days of January 1, 2009 of the applicable class of common stock held by him, her, or it.

		Amount and Nature
	Title of Class	of Beneficial
Beneficial Owner	of Common Stock	Ownership(1)		Percent of Class(1)

R. Charles Loudermilk, Sr.	Class A	5,239,033		63.01%
309 E. Paces Ferry Road,	Common	588,003	(2)	1.30%
Atlanta, GA
T. Rowe Price Associates, Inc.	Class A	827,300	(3)	9.9%
100 E. Pratt Street,	Common	4,073,190	(4)	9.0%
Baltimore, MD 21202
GAMCO Investors, Inc.	Class A	641,348	(5)	7.71%
One Corporate Center
Rye, New York 10580
Barclays Global Investors, NA	Common	3,264,193	(6)	7.22%
400 Howard Street
San Francisco, California 94105
EARNEST Partners, LLC	Common	2,611,088	(7)	5.8%
1180 Peachtree Street NE, Suite 2300
Atlanta, Georgia 30309
Robert C. Loudermilk, Jr.	Class A	61,156	(8)	*
	Common	879,900	(9)	1.94%
Gilbert L. Danielson	Class A	4,500		*
	Common	441,715	(10)	*
William K. Butler, Jr.	Common	318,500	(11)	*
Ronald W. Allen	Class A	11,250		*
	Common	10,500	(12)	*
Leo Benatar	Class A	7,255		*
	Common	15,190	(13)	*
Earl Dolive	Class A	165,759		1.99%
	Common	165,569	(14)	*
David L. Kolb	Common	45,761	(15)	*
John C. Portman, Jr.	Common	33,000	(16)	*
John B. Schuerholz	Common	4,667	(17)	*
Ray M. Robinson	Common	10,500	(18)	*
K. Todd Evans	Common	29,954	(19)	*
All executive officers and directors as a group	Class A	5,490,108		66.03%
(a total of 17 persons)	Common	2,800,493	(20)	6.18%

*	Less than 1%.

(1)	Amounts shown do not reflect that the Common Stock is convertible, on a share for share basis, into shares of Class A Common Stock (i) by resolution of the Board of Directors if, as a result of the existence of the Class A Common Stock, either class is excluded from listing on The New York Stock Exchange or any national securities exchange on which the Common Stock is then listed and (ii) automatically should the outstanding shares of Class A Common Stock fall below 10% of the aggregate outstanding shares of both classes. Beneficial ownership is determined under the rules of the Securities and Exchange Commission. These rules deem common stock subject to options currently exercisable, or exercisable within 60 days, to be outstanding for purposes of computing the percentage ownership of the person holding the options or of a group of which the person is a member, but they do not deem such stock to be outstanding for purposes of computing the percentage ownership of any other person or group. Percentages are based on 8,314,996 shares of Class A Common Stock and 45,335,456 shares of Common Stock outstanding at January 1, 2009.

(2)	Includes options to purchase 327,200 shares of Common Stock and 12,988 shares of Common Stock held by Mr. Loudermilk, Sr.’s spouse and 10,000 shares of unvested restricted stock. Mr. Loudermilk, Sr. has pledged 1,075,000 shares of Class A Common Stock and 400,000 shares of Common Stock as security for indebtedness.

(3)	As reported on Schedule 13G filed with the Securities and Exchange Commission on February 12, 2009 by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc.

(4)	As reported on Schedule 13G filed with the Securities and Exchange Commission on February 11, 2009 by T. Rowe Price Associates, Inc.

(5)	As reported on Schedule 13D/A filed with the Securities and Exchange Commission on March 3, 2009 by GAMCO Investors, Inc.

(6)	As reported on Schedule 13G filed with the Securities and Exchange Commission on February 5, 2009 by Barclays Global Investors, NA and Barclays Global Fund Advisors (both of which have the address 400 Howard Street, San Francisco, CA 94105); Barclays Global Investors, LTD (which has the address Murray House, 1 Royal Mint Court, London, EC3N 4HH); Barclays Global Investors Japan Limited (which has the address Ebisu Prime Square Tower, 8th floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan); Barclays Global Investors Canada Limited (which has the address Brookfield Place, 161 Bay Street, Suite 2500, PO Box 614, Toronto, Canada, Ontario M5J 2S1); Barclays Global Investors Australia Limited (which has the address Level 43, Grosvenor Place, 225 George Street, PO Box N43, Sydney, Australia NSW 1220); and Barclays Global Investors (Deutschland) AG (Apianstrasse 6, D-85774, Unterfohring, Germany), which filers share voting and investment power over certain shares.

(7)	As reported on Schedule 13G filed with the Securities and Exchange Commission on February 13, 2009 by EARNEST Partners, LLC as an investment adviser. No client interest relates to more than five percent of the class.

(8)	Includes 52,180 shares of Class A Common Stock held by certain trusts for the benefit of Mr. Loudermilk, Jr.’s children, of which Mr. Loudermilk, Jr. serves as trustee.

(9)	Includes options to purchase 295,950 shares of Common Stock, 189,522 shares of Common Stock held by certain trusts for the benefit of Mr. Loudermilk, Jr.’s children, of which Mr. Loudermilk, Jr. serves as trustee, 34,438 shares of Common Stock held by Mr. Loudermilk, Jr.’s spouse, and 10,000 shares of unvested restricted stock.

(10)	Includes options to purchase 412,250 shares of Common Stock, 1,575 shares of Common Stock held by Mr. Danielson’s spouse and 10,000 shares of unvested restricted stock.

(11)	Includes options to purchase 266,900 shares of Common Stock, 10,000 shares of unvested restricted stock.

(12)	Includes options to purchase 5,750 shares of Common Stock and 1,000 shares of unvested restricted stock.

(13)	Includes options to purchase 5,750 shares of Common Stock and 1,000 shares of unvested restricted stock.

(14)	Includes options to purchase 5,750 shares of Common Stock and 1,000 shares of unvested restricted stock.

(15)	Includes options to purchase 5,750 shares of Common Stock and 1,000 shares of unvested restricted stock.

(16)	Includes options to purchase 2,000 shares of Common Stock and 1,000 shares of unvested restricted stock.

(17)	Includes options to purchase 2,000 shares of Common Stock and 1,000 shares of unvested restricted stock.

(18)	Includes options to purchase 5,750 shares of Common Stock and 1,000 shares of unvested restricted stock.

(19)	Includes options to purchase 27,040 shares of Common Stock and 2,000 shares of unvested restricted stock.

(21)	Includes options to purchase 1,558,710 shares of Common Stock and 59,000 shares of unvested restricted stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of either class of the Company’s common stock, to file with the Securities and Exchange Commission certain reports of beneficial ownership of the Company’s common stock. Based solely on copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all applicable Section 16(a) filing requirements were complied with by its directors, officers, and more than 10% shareholders during the year ended December 31, 2008, with the exception of the sale by Mr. William K. Butler, Jr.’s spouse of 15,185 shares of Common Stock on August 11, 2008 which was inadvertently reported late, on Mr. Butler’s Form 5 for the year ended December 31, 2008.

ELECTION OF DIRECTORS

The Board of Directors is responsible for directing the management of the Company. The Company’s Bylaws provide for the Board of Directors to be composed of eleven members. The Board recommends the election of the eleven nominees listed below to constitute the entire Board, who will hold office until the next annual meeting of shareholders and until their successors are elected and qualified. If, at the time of the Annual Meeting, any of such nominees should be unable to serve, the persons named in the proxy will vote for such substitutes or will vote to reduce the number of directors for the ensuing year, as the Board recommends, but in no event will the proxy be voted for more than eleven nominees. Management has no reason to believe any substitute nominee or reduction in the number of directors for the ensuing year will be required.

All of the nominees listed below are now directors of the Company and have consented to serve as directors if elected. The following information relating to age, positions with the Company, principal occupation, and directorships in companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, subject to the requirements of Section 15(d) of that Act or registered as an investment company under the Investment Company Act of 1940, has been furnished by the respective nominees.

		Principal Occupation for Past	Director
Name	Age	Five Years and Other Directorships	Since

R. Charles Loudermilk, Sr.	81	Mr. Loudermilk, Sr. has served as Chairman of the Board of the Company since the Company’s incorporation in 1962. From 1962 to 2008 he was also Chief Executive Officer of the Company and from 1962 to 1997; he was President of the Company. He has been a director of AMC, Inc., owner and manager of the Atlanta Merchandise Mart, since 1996. He is one of the founders and Chairman of the Board of The Buckhead Community Bank, and formerly the Chairman of the Board of Directors of the Metropolitan Atlanta Rapid Transit Authority.	1962
Robert C. Loudermilk, Jr.	49	Mr. Loudermilk, Jr., has served as President of the Company since 1997, as Chief Executive Officer of the Company since 2008 and as a Director since 1983. He has served in various positions since joining the Company as an Assistant Store Manager in 1985, including as Chief Operating Officer from 1997 until 2008.	1983
Gilbert L. Danielson	62	Mr. Danielson has served as Chief Financial Officer and as a Director of the Company since 1990, and as Executive Vice President since 1998. Prior to 1998, he also served as Vice President, Finance of the Company. He has been a Director of Servidyne, Inc. since 2000.	1990
Ronald W. Allen(1)	67	Mr. Allen has served as a Director of the Company since 1997. He was Chairman and Chief Executive Officer of Delta Air Lines, Inc., an international air passenger carrier, from 1987 to 1997. He also served as President of Delta from 1983 to 1987 and from 1993 to 1997, and Chief Operating Officer from 1983 to 1997. He currently serves as a Director of The Coca-Cola Company, Interstate Hotels and Resorts, and Aircastle Limited.	1997

		Principal Occupation for Past	Director
Name	Age	Five Years and Other Directorships	Since

Leo Benatar(2)	79	Mr. Benatar has served as a Director of the Company since 1994. He is currently a Principal with consulting firm Benatar & Associates. Previously, he has been an associated consultant with A.T. Kearney, Inc., a management consulting and executive search company since 1996. He was Chairman of packaging manufacturer Engraph, Inc., and served as Chief Executive Officer of that company from 1981 to 1995. He previously served as Chairman of the Federal Reserve Bank of Atlanta, as a Director of Paxar Corporation and Mohawk Industries, Inc. and as nonexecutive Chairman of Interstate Bakeries Corporation.	1994
Earl Dolive(1)	90	Mr. Dolive has served as a Director of the Company since 1977. He currently serves as a Director of Greenway Medical Technologies, Inc. and as Director Emeritus of Genuine Parts Company, a distributor of automobile replacement parts. Prior to his retirement in 1988, he was Vice Chairman of the Board of Genuine Parts Company.	1977
Ray M. Robinson(2)	61	Mr. Robinson is President Emeritus of the East Lake Golf Club and Vice Chairman of the East Lake Community Foundation. He has served as a Director of the Company since 2002. Prior to his retirement in 2003 as Southern Region President, Mr. Robinson was employed with AT&T from 1968. Mr. Robinson currently serves on the Board of Directors for Avnet, Inc., Acuity Brands, Inc., Citizens Trust Bank, American Airlines and ChoicePoint, Inc.	2002
John Schuerholz	68	Mr. Schuerholz was Executive Vice President and General Manager of the Atlanta Braves professional baseball organization before becoming President in 2008. Prior to joining the Atlanta Braves in 1990, he was employed from 1968 with the Kansas City Royals professional baseball organization in various management positions until being named Executive Vice President and General Manager of that organization in 1981.	2006
William K. Butler, Jr.	56	Mr. Butler has served as the Company’s Chief Operating Officer since 2008 and as a Director of the Company since 2000. Prior to that, he served as President of the Company’s Aaron’s Sales & Lease Ownership division, since 1995. He also served as Vice President of that division from 1986 to 1995. Mr. Butler joined the Company in 1974 as a Store Manager.	2000
David L. Kolb(1)	70	Mr. Kolb was Chairman of the Board of Directors of Mohawk Industries, Inc., a manufacturer of flooring products, from 2001 until 2004. Prior to his service as Chairman in 2004, he served as Chief Executive Officer from 1988 to 2001. Mr. Kolb has been a Director of the Company since 2003. He also serves on the Board of Directors for Chromcraft Revington Corporation.	2003

		Principal Occupation for Past	Director
Name	Age	Five Years and Other Directorships	Since

John C. Portman, Jr.	84	Mr. Portman is the Chairman of real estate development company Portman Holdings, LLC, the founder of architectural and engineering firm John Portman & Associates, Inc., and Chairman, Chief Executive Officer and Director of AMC, Inc., owner and manager of the Atlanta Merchandise Mart.	2006

(1)	Member of the Audit Committee of the Board of Directors.

(2)	Member of the Compensation Committee of the Board of Directors.

There are no family relationships among any of the executive officers, directors, and nominees of the Company, except that Robert C. Loudermilk, Jr. is the son of R. Charles Loudermilk, Sr.

The Board held four meetings during the year ended December 31, 2008 with each director attending at least 75% of the meetings of the Board and committees on which they served. The Board has determined that Messrs. Allen, Benatar, Dolive, Kolb, Robinson, Schuerholz and Portman are independent directors under the listing standards of the New York Stock Exchange. The Board believes that it should be sufficiently represented at the Company’s annual meeting of shareholders. Last year ten of the Board’s then eleven incumbent members attended the annual meeting.

The non-management and independent members of the Board meet frequently in executive session, without management present. Mr. Benatar currently chairs these meetings as Lead Director.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL ELEVEN NOMINEES.

Committees of the Board of Directors

Audit Committee.  The Board has a standing Audit Committee which is composed of Messrs. Kolb, Dolive, and Allen. All of the members of the Committee are “independent” within the meaning of the listing standards of the New York Stock Exchange, and the Board has determined that both Messers. Dolive and Kolb are “audit committee financial experts” within the meaning of the rules of the Securities and Exchange Commission. The function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to: the integrity of the Company’s financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of the Company’s internal audit function and independent auditors; the independent auditors’ qualifications and independence; and the Company’s compliance with ethics policies and legal and regulatory requirements. Among other responsibilities, the Audit Committee is directly responsible for the appointment, compensation, retention, and termination of the independent auditors, who report directly to the Committee. The Audit Committee operates pursuant to a written charter adopted by the Board. The Audit Committee held ten meetings during the year ended December 31, 2008. Please see page 30 of this Proxy Statement for the 2008 Audit Committee Report.

Compensation Committee.  The Board has a standing Compensation Committee, which is currently composed of Messers. Benatar and Robinson. The purpose of the Compensation Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to executive and director compensation, equity compensation plans and other compensation and benefit plans, management succession and other significant human resources matters. The Compensation Committee operates pursuant to a written charter adopted by the Board. The Compensation Committee held two meetings during the year ended December 31, 2008. Please see page 21 of this Proxy Statement for the 2008 Compensation Committee Report.

Under its Charter, the Compensation Committee has the authority to review and approve performance goals and objectives for the Named Executive Officers in connection with the Company’s compensation programs, and to evaluate the performance of the Named Executive Officers, in light of such performance goals and objectives and other matters, for compensation purposes. Based on such evaluation and other matters, the Compensation Committee recommends to the independent members of the Board of Directors for determination (or makes such determination itself in some circumstances) the compensation of the Named Executive Officers, including the Chief Executive Officer. The Committee also has the authority to approve grants of stock options, restricted stock, stock appreciation rights and other equity incentives and to consider from time to time, and recommend to the Board, changes to director compensation. The Committee can delegate its duties and responsibilities to one or more subcommittees, and can also delegate certain of its duties and responsibilities to management of the Company, to the extent consistent with applicable laws, rules and listing standards. See COMPENSATION DISCUSSION AND ANALYSIS for more information on the Committee’s processes on page 16 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation.  Messer’s. Benatar and Robinson were the members of the Compensation Committee for the year ended December 31, 2008, and during such period, there were no Compensation Committee interlocks. Neither member is an employee or is or was an officer of the Company.

Director Nominations

The Board of Directors is responsible for considering and making recommendations to the shareholders concerning nominees for election as director at the Company’s annual meeting of shareholders and nominees for appointments to fill any vacancy on the Board. The Board does not have a nominating committee. Certain New York Stock Exchange listing criteria related to nominating committees and the composition of the Board are not applicable to the Company because a majority of its voting Class A Common Stock is beneficially owned by the Chairman, Mr. Loudermilk, Sr. Moreover, because of the practical necessity that a candidate for director must be acceptable to Mr. Loudermilk, Sr., in his capacity as holder of a majority of the Company’s voting stock, in order to be elected, the Board believes it is desirable for the nominations function to be fulfilled by the full Board, including Mr. Loudermilk, Sr., rather than by a nominating committee that does not include him.

To fulfill its nominations responsibilities, the Board periodically considers the experience, talents, skills and other characteristics the Board as a whole should possess in order to maintain its effectiveness. In determining whether to nominate an incumbent director for reelection, the Board evaluates each incumbent’s continued service, in light of the Board’s collective requirements. When the need for a new director arises (whether because of a newly created Board seat or vacancy), the Board proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates. The Board evaluates the qualifications of each candidate. Final candidates are generally interviewed by one or more Board members before the Board makes a decision.

At a minimum, a director should have high moral character and personal integrity, demonstrated accomplishment in his or her field and the ability to devote sufficient time to carry out the duties of a director. In addition to these minimum qualifications, in evaluating candidates the Board may consider all information relevant in its business judgment to the decision of whether to nominate a particular candidate for a particular Board seat, taking into account the then current composition of the Board. These factors may include: a candidate’s professional and educational background, reputation, industry knowledge and business experience, and the relevance of those characteristics to the Company and the Board; whether the candidate will complement or contribute to the mix of talents, skills and other characteristics needed to maintain the Board’s effectiveness; the candidate’s ability to fulfill the responsibilities of a director and of a member of one or more of the Board’s standing committees; and input from the Company’s controlling shareholder.

Nominations of individuals for election to the Board at any meeting of shareholders at which directors are to be elected may be made by any shareholder entitled to vote for the election of directors at that meeting by complying with the procedures set forth in Article III, Section 3 of the Company’s Bylaws. Article III, Section 3 generally requires that shareholders submit nominations by written notice to the President setting forth certain prescribed information about the nominee and nominating shareholder. That section also requires that the nomination be submitted at a prescribed time in advance of the meeting, as described below in SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING.

The Board will consider including in its slate of director nominees for an annual shareholders’ meeting a nominee submitted to the Company by a shareholder. In order for the Board to consider such nominees, the nominating shareholder should submit the information about the nominee and nominating shareholder described in Article III, Section 3 of the Bylaws to the President at the Company’s principal executive offices at least 120 days before the first anniversary of the date that the Company’s Proxy Statement was released to shareholders in connection with the previous year’s annual meeting of shareholders, which for the 2010 annual meeting will be December 7, 2009. The nominating shareholder should expressly indicate that such shareholder desires that the Board consider such shareholder’s nominee for inclusion with the Board’s slate of nominees for the meeting. The nominating shareholder and shareholder’s nominee should undertake to provide, or consent to the Company obtaining, all other information the Board requests in connection with its evaluation of the nominee.

The shareholder’s nominee must satisfy the minimum qualifications for director described above. In addition, in evaluating shareholder nominees for inclusion with the Board’s slate of nominees, the Board may consider all relevant information, including the factors described above; whether there are or will be any vacancies on the Board; and the size of the nominating shareholder’s holdings in the Company and the length of time such shareholder has owned such holdings.

PROPOSAL TO APPROVE THE AMENDED AND RESTATED
2001 STOCK OPTION AND INCENTIVE AWARD PLAN
(Item 2)

Purpose of the Amended and Restated 2001 Stock Option and Incentive Award Plan

The Board of Directors previously adopted the Aaron Rents, Inc. 2001 Stock Option and Incentive Award Plan (the “2001 Stock Award Plan”) on March 13, 2001, and the Company’s shareholders approved the 2001 Stock Award Plan at the annual meeting on May 1, 2001. The Board subsequently adopted amendments to the 2001 Stock Award Plan, including an amendment in 2009 to increase the number of shares authorized for issuance under the 2001 Stock Award Plan by five million shares, subject to shareholder approval.

The Board of Directors unanimously adopted a comprehensive amendment and restatement of the 2001 Stock Option and Incentive Award Plan (the “Restated 2001 Stock Award Plan”) on February 24, 2009, subject to shareholder approval. The Board is recommending that the Company’s shareholders approve the Restated 2001 Stock Award Plan for a number of reasons, including compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). See COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE below. The Restated 2001 Stock Award Plan, if approved by the shareholders, will be effective as of February 24, 2009, and will remain in effect until February 23, 2019, unless it is terminated by the Board at an earlier date.

The Board of Directors believes that the Restated 2001 Stock Award Plan will be the most direct way of making incentive compensation more dependent upon increases in shareholder value. It is the intent of the Restated 2001 Stock Award Plan to provide the opportunity and incentive through which employees and directors can build a financial stake in the Company, so as to align their economic interests with those of shareholders. The Restated 2001 Stock Award Plan is designed to play an integral role in the ability of the Company to attract, motivate and retain key employees, directors, and independent contractors. Equity ownership among employees is an incentive, which can enhance Company growth, profitability, and, accordingly, shareholder value.

The following description of the material features of the Restated 2001 Stock Award Plan is a summary and is qualified in its entirety by reference to the Restated 2001 Stock Award Plan, a copy of which is available from the Company’s filings with the Securities and Exchange Commission. The Restated 2001 Stock Award Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

Description of Awards

Awards granted under the Restated 2001 Stock Award Plan may be “incentive stock options” (“ISOs”), as defined in Section 422 of the Code; “nonqualified stock options” (“NQSOs”); shares of the Company’s Common

Stock, or units which represent the right to obtain shares of Common Stock, which may be nontransferable and/or forfeitable under restrictions, terms and conditions set forth in the award agreement (“restricted stock” or “stock awards,” or in the case of units, “restricted stock units” or “RSUs”); stock appreciation rights (“SARs”); performance shares; or performance units. ISOs may be granted only to employees of the Company, including officers. NQSOs may be granted to any person employed by or performing services for the Company, including non-employee directors, independent contractors, consultants and advisors who provide certain bona fide services to the Company.

The Compensation Committee of the Board of Directors (the “Committee”) or its designee has the right to set the terms and conditions of grants and awards, including the term, exercise price, vesting conditions (including vesting based on the Company’s performance or upon share price performance), and consequences of termination of employment; to select the persons who receive such grants and awards; and to interpret and administer the Restated 2001 Stock Award Plan. The number of shares of Common Stock with respect to which awards may be granted under the Restated 2001 Stock Award Plan is a maximum of 7,850,000 shares (an increase of five million shares from the number of shares previously approved by the Company’s shareholders for issuance under the 2001 Stock Award Plan), subject to anti-dilution and similar provisions. All of the shares available for issuance under the Restated 2001 Stock Award Plan may be issued pursuant to ISOs. The maximum aggregate number of shares for which options (ISOs and NQSOs) and SARs may be granted to any individual during any calendar year is 400,000 shares, subject to anti-dilution and similar provisions. The maximum aggregate number of shares of restricted stock and RSUs that may be granted to any individual during any calendar year is also 400,000 shares, subject to anti-dilution and similar provisions. With respect to performance awards that have a specific dollar-value target or are performance units, the maximum aggregate payout (determined as of the end of the applicable performance cycle) with respect to performance awards granted in any one calendar year to any one participant shall be $2,000,000. With respect to performance awards that are payable in shares, the maximum aggregate payout (determined as of the end of the applicable performance cycle) with respect to performance awards that may be granted to any individual during any calendar year is also 400,000 shares, subject to anti-dilution and similar provisions. The Board of Directors or the Committee may at any time amend or terminate the Restated 2001 Stock Award Plan, subject to applicable laws. The Company will pay the administrative costs of the Restated 2001 Stock Award Plan.

Options

The option exercise price for each ISO cannot be less than one-hundred percent (100%) of the fair market value of the Common Stock subject to the option as of the date of grant. The exercise price for each NQSO shall be established by the Committee and may, in the Committee’s discretion, be less than, equal to, or more than one-hundred percent (100%) of the fair market value of the Common Stock subject to the option as of the date of grant. Any option granted with an exercise price of less than the fair market value of the Common Stock subject to the option as of the date of grant shall include terms and conditions intended to ensure that the option is exempt from or complies with Code Section 409A.

ISOs are also subject to certain limitations prescribed by the Code, including the requirement that such options cannot be granted to employees who own more than ten percent (10%) of the combined voting power of all classes of voting stock (a “principal shareholder”) of the Company, unless the option price is at least one-hundred ten percent (110%) of the fair market value of the Common Stock subject to the option as of the date of grant. In addition, an ISO granted to a principal shareholder can not be exercisable more than five (5) years from its date of grant.

Full payment of the option exercise price must be made when an option is exercised. The exercise price can be paid in cash or in such other form of consideration as the Committee may approve, which may include shares of Common Stock valued at their fair market value on the date of exercise or a net or cashless exercise, or by any other means that the Committee determines to be consistent with the Restated 2001 Stock Award Plan’s purpose and applicable law. A participant will have no rights as a shareholder with respect to the shares subject to his option until the option is exercised.

SARs

A stock appreciation right (“SAR”) granted under the Restated 2001 Stock Award Plan entitles the grantee to receive an amount payable in shares of stock and/or cash, as determined by the Committee, equal to the excess of the fair market value of a share on the day the SAR is exercised over the specified purchase price, which, unless determined otherwise by the Committee, will be the fair market value of a share on the date the SAR is granted. SARs may be granted in tandem with a related stock option or independently.

Restricted Stock

Restricted stock awards may be made either alone, in addition to or in tandem with other types of awards permitted under the Restated 2001 Stock Award Plan. The terms of restricted stock awards, including the restriction period, performance targets applicable to the award, and the extent to which the grantee will have the right to receive unvested restricted stock following termination of employment or other events, will be determined by the Committee and will be set forth in the agreement relating to such award. Unless otherwise set forth in an agreement relating to a restricted stock award, the grantee of restricted stock shall have all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive dividends, provided, however, that the Committee may require that any dividends on such shares of restricted stock be automatically deferred and reinvested in additional restricted stock, or may require that dividends on such shares be paid to the Company for the account of the grantee, to be released when the restrictions on the restricted stock lapse.

Restricted Stock Units

A restricted stock unit, or RSU, is an unsecured promise to issue or transfer a share of Common Stock at a specified future date (which can be later than the vesting date of the award at which the right to receive the shares becomes nonforfeitable). RSUs represent the right to receive a specified number of shares of Common Stock, or a cash payment equal to the fair market value of such shares, at such times, and subject to such conditions, as the Committee determines. A participant to whom RSUs are awarded has no rights as a shareholder with respect to the shares represented by the RSUs unless and until shares are actually delivered to the participant in settlement of the award. However, RSUs may have dividend equivalent rights if determined by the Committee and set forth in the award agreement.

Performance Shares and Units

Performance shares are awards granted in terms of a stated potential maximum number of shares, with the actual number and value earned to be determined by reference to the satisfaction of performance targets established by the Committee. Such awards may be granted subject to any restrictions deemed appropriate by the Committee.

Change in Control

Upon a change in control of the Company (as defined in the Restated 2001 Stock Award Plan), unless provided otherwise in the award agreement, all outstanding Options and SARs previously granted to participants will become fully vested and immediately exercisable and all restrictions on awards of restricted stock and RSUs shall lapse and the shares will be delivered to participants in accordance with the terms of the Restated 2001 Stock Award Plan and the individual award agreements.

Termination of Awards

The terms of an award may provide that it will terminate, among other reasons, upon the holder’s termination of employment or other status with the Company or its subsidiaries, upon a specified date, upon the holder’s death or disability, or upon the occurrence of a change in control of the Company. Also, the Committee may, within the terms of the Restated 2001 Stock Award Plan, provide in the award agreement for the acceleration of vesting for any of the above reasons.

Compliance with Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code denies a deduction by an employer for certain compensation in excess of one million dollars ($1,000,000) per year paid by a publicly traded corporation to the Chief Executive Officer or any of the three most highly compensated executive officers other than the principal financial officer and the Chief Executive Officer (the “Named Executive Officers”). Compensation realized with respect to stock options and SARs, including upon exercise of a SAR or NQSO or upon a disqualifying disposition of an ISO, as described below under CERTAIN FEDERAL INCOME TAX CONSEQUENCES, will be excluded from this deduction limit if certain requirements are satisfied, including a requirement that the plan under which such compensation is granted be approved by the Company’s shareholders. In addition, other types of awards under the Restated 2001 Stock Award Plan may be excluded from this deduction limit if they are conditioned on the achievement of one (1) or more of the performance measures described below, as required by Section 162(m) of the Code. To satisfy the requirements that apply to “performance-based” compensation, those performance measures must be approved by the Company’s shareholders, and approval of the Restated 2001 Stock Award Plan will constitute approval of those measures.

Performance Measures

If awards granted or issued under the Restated 2001 Stock Award Plan are intended to qualify under the performance-based compensation provisions of Section 162(m) of the Code, the performance measure(s) to be used for purposes of such awards shall be chosen by the Committee from among the following (which may relate to the Company or a business unit, division, or subsidiary): earnings, earnings per share, consolidated pre-tax earnings, net earnings, estimated earnings, operating income, EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), gross margin, revenues, revenue growth, market value added, economic value added, return on equity, return on investment, return on assets, return on net assets, return on capital employed, total shareholder return, profit, economic profit, capitalized economic profit, after-tax profit, pre-tax profit, net income, cash flow measures, cash flow return, sales, sales volume, revenues per employee, stock price, cost, or goals related to acquisitions or divestitures. The Committee can establish other performance measures for performance awards granted to participants who are not Named Executive Officers and for performance awards granted to Named Executive Officers that are not intended to qualify under the performance-based compensation exception of Section 162(m) of the Code.

The Committee shall be authorized to make adjustments in performance-based criteria or in the terms and conditions of other awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. The Committee shall also have the discretion to adjust the determinations of the degree of attainment of the pre-established performance measures; provided, however, that awards that are designed to qualify for the performance-based compensation exception from the deductibility limitations of Section 162(m) of the Code, and that are held by Named Executive Officers, may not be adjusted upward (except as a result of adjustments permitted by this paragraph), but the Committee shall retain the discretion to adjust such awards downward.

Certain Federal Income Tax Consequences.

Options

Under current tax law, a holder of an ISO under the Restated 2001 Stock Award Plan does not, as a general matter, realize taxable income upon the grant or exercise of the ISO. (Depending upon the holder’s income tax situation, however, the exercise of the ISO may have alternative minimum tax implications.) In general, a holder of an ISO will only recognize income at the time that Common Stock acquired through exercise of the ISO is sold or otherwise disposed of. In that situation, the amount of income that the optionee must recognize is equal to the amount by which the value of the Common Stock on the date of the sale or other disposition exceeds the option exercise price. If the optionee disposes of the stock after the required holding period — that is, no earlier than a date that is two (2) years after the date of grant of the option and one (1) year after the date of exercise — the income is taxed as a capital gain. If disposition occurs prior to expiration of the required holding period, the optionee will recognize ordinary income equal to the difference between the fair market value of the shares at the exercise date and the option exercise price, or if less, the amount by which the value of the Common Stock on the date of the sale or other disposition exceeds the option exercise price; any additional increase in the value of option shares after the exercise date will be taxed as a capital gain. The Company is entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee, if any.

An optionee will not realize income when a NQSO option is granted to him or her. Upon exercise of such option, however, the optionee must recognize ordinary income to the extent that the fair market value of the Common Stock on the date the option is exercised exceeds the option exercise price. Thereafter, any additional gain recognized upon the disposition of the shares of stock obtained by the exercise of a NQSO will be taxed as short or long-term capital gain, depending on the optionee’s holding period. The Company will not experience any tax consequences upon the grant of a NQSO, but will be entitled to take an income tax deduction equal to the amount that the option holder includes in income, if any, when the NQSO is exercised.

Stock Awards; Restricted Stock

With respect to the grant of stock (or restricted stock) under the Restated 2001 Stock Award Plan, the Company is of the opinion that a participant will realize compensation income in an amount equal to the fair market value of the stock, less any amount paid for such stock, at the time when the participant’s rights with respect to such stock are no longer subject to a substantial risk of forfeiture, unless the participant elected, pursuant to a special election provided in the Code, to be taxed on the fair market value of the stock at the time it was granted. The Company is also of the opinion that it will be entitled to a deduction under the Code in the amount and at the time that compensation income is recognized by a participant.

Restricted Stock Units

A participant will not recognize taxable income at the time of the grant of a restricted stock unit, and the Company will not be entitled to a tax deduction at such time. When the participant receives shares pursuant to a restricted stock unit, the federal income tax consequences applicable to restricted stock awards, described above, will apply. When a participant receives cash pursuant to a restricted stock unit, the Company is of the opinion that the participant will realize compensation income equal to the amount of such cash and the Company will be entitled to a deduction for the same amount.

SARs; Performance Share/Unit Awards

In general, a participant will recognize compensation income on account of the settlement of a SAR or a performance share/unit award in an amount equal to the sum of any cash that is paid to the participant plus the fair market value of Common Stock (on the date that the shares are first transferable or not subject to a substantial risk of forfeiture) that is received in settlement of the award. The Company will generally be entitled to a deduction for the same amount.

New Stock Award Plan Benefits

Options for 234,000 shares as listed below were granted in October, 2008, conditioned upon the subsequent approval of shareholders. If the Restated 2001 Stock Award Plan is not approved by shareholders, these awards will be void. The following table sets forth: (1) the number of shares underlying unexercised stock options subject to shareholder approval held by each of the persons and groups indicated; and (2) the total number of stock options received by such individuals and groups under the plan since its inception in 2001, including options that have been exercised and those that are subject to shareholder approval.

	Number of Shares
Name and Position	Subject to Approval	Total

R. Charles Loudermilk, Sr.
Chairman	25,000	203,450
Robert C. Loudermilk, Jr.
President and Chief Executive Officer	50,000	228,450
Gilbert L. Danielson
Executive Vice President and Chief Financial Officer	50,000	228,450
William K. Butler, Jr.
Chief Operating Officer	50,000	276,900
K. Todd Evans
Vice President, Franchising	7,500	27,040
All executive officers as a group (10 persons)	220,000	1,114,060
All non-employee directors as a group (7 persons)	14,000	32,750
All employees (other than executive officers) as a group	0	2,646,647

Total	234,000	4,554,297

Restricted stock awards have also been made under the plan. See REMUNERATION OF EXECUTIVE OFFICERS AND DIRECTORS for more information.

Future awards may be made at the discretion of the Committee. The number of options and awards that may be granted in the future to eligible participants is not currently determinable.

Vote Required and Recommendation of the Board

In order for the Restated 2001 Stock Award Plan to be approved, the holders of a majority of the outstanding shares of Class A Common Stock present in person or represented by proxy at the Annual Meeting must vote in favor of approval, assuming the presence of a quorum.

The Board of Directors recommends a vote “FOR” approval of the Restated 2001 Stock Award Plan.

EQUITY COMPENSATION PLANS

The following table sets forth aggregate information as of December 31, 2008 about the Company’s compensation plans under which our equity securities are authorized for issuance.

	Number of Securities to		Number of Securities
	be Issued Upon	Weighted-Average	Remaining Available for
	Exercise of Outstanding	Exercise Price of	Future Issuance Under
	Options, Warrants and	Outstanding Options,	Equity Compensation
Plan Category	Rights	Warrants and Rights	Plans

Equity Compensation Plans Approved by Shareholders	2,921,285	$17.39	306,500
Equity Compensation Plans Not Approved by Shareholders	N/A	N/A	N/A

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below are the names and ages of all executive officers of the Company as of February 24, 2009. All positions and offices with the Company held by each such person are also indicated. Officers are elected annually for one-year terms or until their successors are elected and qualified. All executive officers are United States citizens.

Position with the Company and Principal Occupation During
Name (Age)	the Past Five Years

R. Charles Loudermilk, Sr. (81)	Chairman of the Board of Directors. *
Robert C. Loudermilk, Jr. (49)	President and Chief Executive Officer.*
Gilbert L. Danielson (62)	Executive Vice President and Chief Financial Officer.*
William K. Butler, Jr. (56)	Chief Operating Officer.*
James L. Cates (58)	Senior Group Vice President and Corporate Secretary since 2002.
Elizabeth L. Gibbs (47)	Ms. Gibbs has served as Vice President, General Counsel since 2006. Prior to then she was employed since 2005 with Home Depot, Inc. as Corporate Counsel and from 2000 until 2005, as Vice President, General Counsel and Secretary for The Athlete’s Foot Stores, LLC.
B. Lee Landers (49)	Vice President, Chief Information Officer since 1999.
Robert P. Sinclair, Jr. (47)	Vice President, Corporate Controller since 1999.
Mitchell S. Paull (50)	Mr. Paull has been Senior Vice President since 2001 and in 2005 was appointed to Senior Vice President, Merchandising and Logistics, Aaron’s Sales & Lease Ownership Division.
K. Todd Evans (45)	Vice President, Franchising since 2001.

*	For additional information concerning these individuals, see ELECTION OF DIRECTORS above.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, we describe the Company’s compensation objectives and policies as applied to our principal executive officer, our principal financial officer, and our three other most highly-compensated executive officers during 2008. We refer to these five persons throughout this section and this Proxy Statement as the “Named Executive Officers.” The following discussion and analysis is intended to provide a framework within which to understand the actual compensation awarded to or earned by each Named Executive Officer during 2008, as reported in the compensation tables and accompanying narrative sections appearing on pages 22 to 26 of this Proxy Statement.

Administration

The Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to executive and director compensation, equity compensation plans and other compensation and benefit plans, management succession and other significant human resources matters. The Board approved a Charter for the Committee in 2007. None of the members of the Compensation Committee has been an officer or employee of the Company and the Board has considered and determined that all of the members are independent as “independent” is defined under New York Stock Exchange Rules and otherwise meet the criteria set forth in the Committee’s Charter.

Generally, the Compensation Committee reviews and discusses the recommendations of the Chairman and the Chief Executive Officer regarding the compensation of the Named Executive Officers of the Company, evaluates the performance of the Named Executive Officers and, based upon the Chairman’s and Chief Executive Officer’s recommendations and such evaluation, recommends their compensation to the independent members of the Board for determination. The Chairman and Chief Executive Officer make recommendations to the Compensation Committee regarding compensation for all of the Named Executive Officers, other than for himself. For executive officers other than the Named Executive Officers, the Chairman and the Chief Executive Officer generally determine compensation levels, in most cases upon the recommendation of supervising executives. In addition, the Compensation Committee approves all equity awards, including for the Named Executive Officers and other officers, considering the recommendations of senior management. In certain circumstances where recommending compensation decisions to the Board would impair tax deductibility of executive compensation, the Compensation Committee makes final decisions on Named Executive Officer compensation.

Although management and any other invitees at Compensation Committee meetings may participate in discussions and provide information that the Compensation Committee considers (except for discussions with respect to any invitee’s own compensation, in which an executive does not participate), invitees do not participate in voting and decision-making.

With respect to the Chief Executive Officer’s compensation, for fiscal year 2008 the Compensation Committee of the Company’s Board of Directors made a recommendation to the independent members of the Company’s Board of Directors, except with respect to those elements of the Chief Executive Officer’s compensation that the Committee is required to determine itself in order to preserve the deductibility of compensation under Section 162(m) of the Code. The independent members of the Company’s Board of Directors then set the amount of the Chief Executive Officer’s compensation, other than the elements set by the Committee, as described in the prior sentence.

In establishing recommendations for, or determining, the compensation of the Named Executive Officers, the Compensation Committee considers not only the recommendations of the Chairman and the Chief Executive Officer, but also objective measurements of business performance, the accomplishment of strategic and financial objectives, the development of management talent within the Company, enhancement of shareholder value and other matters relevant to the short-term and the long-term success of the Company.

Chief Executive Officer Transition

In June 2008, the Board elected Mr. Loudermilk, Jr. to succeed Mr. Loudermilk, Sr. as Chief Executive Officer of the Company. In recognition of this, Mr. Loudermilk, Jr.’s annual base salary was increased to $500,000.

Executive Compensation

Philosophy

The Company seeks to provide an executive compensation package that is driven by our overall financial performance, increase in shareholder value, and performance of the individual executive. The main principles of this strategy include the following:

•	pay competitively within our industry (and outside based on comparable size) to attract, motivate and retain key employees, and pay for performance;

•	closely align our executives’ interests with those of our shareholders; and

•	design compensation programs with a balance between short-term and long-term objectives.

Objectives of Executive Compensation

The primary objectives and priorities of our executive compensation program are to:

•	attract, motivate and retain quality executive leadership;

•	align executives’ incentive goals with the interests of our shareholders;

•	enhance the individual executive’s performance;

•	improve our overall performance; and

•	support achievement of our business plans and long-term goals.

Elements of Compensation

The three primary components of the executive compensation program are:

•	base salary;

•	annual performance-based cash bonus; and

•	long-term equity incentive awards.

The executive compensation program also provides certain benefits and perquisites to the Named Executive Officers.

These elements are designed to be competitive with comparable employers and to achieve the objectives of our executive compensation program, consistent with the program’s philosophy. Although the Compensation Committee does not set overall compensation targets and then allocate among the elements, it does review total compensation when making decisions on each element of compensation to ensure that the total compensation for each Named Executive Officer is justified and appropriate in the best interests of the Company’s shareholders.

Recommendations for, or determinations of, the amount of each element of compensation for the Named Executive Officers are determined by the Compensation Committee, which uses the following factors to determine the amount of salary and other benefits to pay each executive: performance against corporate and individual objectives for the previous year; performance of their general management responsibilities; value of their unique skills and capabilities to support the Company’s long-term performance; and contribution as a member of the executive management team.

The following is a summary of the Compensation Committee’s actions during 2008 with respect to annual base salary, annual performance-based cash bonus awards, and long-term equity incentive compensation awards.

Annual Base Salary

The Company strives to provide its senior executives with a level of assured cash compensation in the form of annual base salary that is competitive with companies in the retail and similar industries and companies that are comparable in size and performance.

With regard to the annual review of base salaries for the Named Executive Officers, the Compensation Committee has historically considered a number of financial and non-financial factors in reviewing past individual performance, some of which are not applicable to all of the Named Executive Officers due to their respective roles within the Company. The financial factors considered in 2008 include the individual’s contribution to the increase in the Company’s revenues, pre-tax earnings, return on assets, store count and general economic inflation. The non-financial factors considered by the Compensation Committee in 2008 include duties and responsibilities of the executive’s position, ability to effectively perform and/or exceed expectations with respect to duties and responsibilities that accompany such position, tenure in the role, number of new store openings and number of new franchise area development agreements executed.

The Compensation Committee reviews base salaries annually and makes adjustments, in light of past individual performance as measured by both financial and non-financial factors and the potential for making significant contributions in the future, to ensure that salary levels remain appropriate and competitive. With respect to the Named Executive Officers, the Compensation Committee also considers the Chief Executive Officer’s recommendations and assessment of each officer’s performance, his tenure and experience in his respective position, and internal comparability considerations.

The base salary for Mr. Loudermilk, Jr. was increased in the beginning of 2008, from $400,000 to $425,000, in conjunction with normal increases for all of the Named Executive Officers (except for Mr. Loudermilk, Sr., whose annual salary was not increased in 2008). In mid-2008, Mr. Loudermilk Jr.’s salary was increased to $500,000 per year to reflect his promotion to Chief Executive Officer in June 2008. For 2008, Messrs. Danielson and Butler each received a $25,000 increase in base salary and Mr. Evans’ base salary was increased $10,000.

Annual Cash Bonuses

Annual cash incentive bonuses provide a direct link between executive compensation and our annual performance. Unlike base salaries, annual incentive bonuses are at risk based on how well Aaron Rents and its executive officers perform. Under the Company’s shareholder-approved Executive Bonus Plan, discussed further below under REMUNERATION OF EXECUTIVE OFFICERS, the Compensation Committee or its designee shall certify the extent to which the performance targets and measurement criteria previously established for a particular plan year have been achieved based on financial information provided by the Company. The Compensation Committee may, in determining whether performance targets have been met, adjust the Company’s financial results to exclude the effect of unusual charges or income items or other events that distort results for the year. However, for purposes of determining the incentive awards of the Chief Executive Officer, the Compensation Committee can exclude unusual items whose exclusion has the effect of increasing the extent to which the Chief Executive Officer meets performance measurement criteria only if such items constitute “extraordinary items” under generally accepted accounting principles or are unusual events or items. In addition, the Compensation Committee adjusts its calculations to exclude the unanticipated effect on financial results of changes in the Internal Revenue Code or other tax laws or regulations. The Compensation Committee may, in its discretion, decrease the amount of a participant’s incentive award based upon such factors as it may determine.

In the event that the Company’s or an operating unit’s performance is below the anticipated performance thresholds for the plan year and the incentive awards are below expectations or not earned at all, the Compensation Committee may in its discretion grant incentive awards or increase the otherwise earned incentive awards to deserving participants, except for the Chief Executive Officer.

Annual cash bonuses for the Named Executive Officers in 2008, paid in the first quarter of 2009, were based on specific performance criteria established by the Compensation Committee for 2008 under the shareholder-approved Executive Bonus Plan, discussed below under REMUNERATION OF EXECUTIVE OFFICERS. Annual performance-based cash bonuses for 2008 were awarded to: (i) Mr. Loudermilk, Sr. in an amount that is equal to 0.7% of the Company’s pre-tax earnings for 2008, (ii) to each of Messrs. Loudermilk, Jr. and Danielson in an amount that is equal to 0.1% of the Company’s pre-tax earnings for 2008 and (iii) to Mr. Butler in an amount equal to 0.2% of the cash basis pre-tax earnings for the Aaron’s Sales & Lease Ownership Division for 2008. Mr. Evans’ 2008 performance-based cash bonus was computed by the Compensation Committee based on achievement of quarterly pre-tax profit objectives for the Aaron’s Sales & Lease Ownership Division’s franchise operations and on new franchise store openings. The 2008 quarterly franchise pre-tax profit objectives applicable to Mr. Evans’ 2008 performance-based cash bonus were $6,275,000, $6,385,000, $6,270,000 and $6,720,000, respectively. Under this component of Mr. Evans’ 2008 performance-based cash bonus, Mr. Evans was entitled to receive eight percent (8%) of quarterly franchise pre-tax profits that were in excess of the foregoing objectives, in an amount not to exceed $50,000 per quarter.

Long-Term Equity Incentive Awards

The Compensation Committee has designed the Company’s equity incentive awards to serve as the primary vehicle for providing long-term incentives to the senior executives and key employees. The Company’s equity incentive awards serve as a key retention tool. These considerations are paramount in the Compensation Committee’s determination of the type of award to grant.

Equity incentive awards have been granted under the Company’s existing 2001 Stock Award Plan, which is a broad-based, shareholder approved plan covering senior executives and other personnel. The 2001 Stock Award Plan permits the Company to grant stock options, restricted stock and other forms of equity-based compensation. The Restated 2001 Stock Award Plan, which shareholders are being asked to approve at the Annual Meeting, continues the purposes of the 2001 Stock Award Plan.

Both stock options and restricted stock awards vest over a number of years in order to encourage employee retention and focus management’s attention on sustaining financial performance and building shareholder value over an extended term. Historically, Aaron Rents has primarily granted stock options that “cliff” vest after three years of service from the date of grant.

Allocation of Direct Compensation

The Named Executive Officers have a greater portion of their total direct compensation “at risk‘— that is, contingent on Company performance — than do other employees. During 2008, direct cash compensation for the Named Executive Officers ranged from 43% to 76% of total cash compensation, with the balance being individual performance-based annual bonus based on the Company’s pre-tax earnings.

Benefits

The Company provides a full range of benefits to its Named Executive Officers, including the standard medical, dental and disability coverage available to employees generally. In addition, the Company pays a portion of the premiums on three split dollar life insurance policies on the life of our Chairman, Mr. Loudermilk, Sr., and reimburses Mr. Loudermilk, Sr. for the resulting income tax liability. The insurance premiums and tax gross-ups paid in 2008 on behalf of our Chairman with respect to these life insurance policies, and two predecessor policies, were $59,970. See RELATED PARTY TRANSACTIONS on pages 28 and 29 of this Proxy Statement for more information regarding these insurance policies.

The Company also sponsors a 401(k) Retirement Savings Plan for all full-time employees with at least one year of service with the Company and who meet certain eligibility requirements. The 401(k) Plan allows employees to contribute up to 10% of their annual compensation with 50% matching by the Company on the first 4% of compensation. The executive officers may participate in the 401(k) Plan on the same terms as all employees generally. The Company paid matching 401(k) Plan contributions of $1,305 to each of the Named Executive Officers in 2008.

Perquisites

Perquisites and other benefits represent a small part of our overall compensation package. The Company provides a limited number of perquisites to its Named Executive Officers in an effort to remain competitive with similarly situated companies. These include personal use of corporate aircraft and payment of club dues and car expense.

Corporate Aircraft Use.  The Named Executive Officers use the Company’s aircraft from time to time for non-business use. Incremental variable operating costs associated with such personal use is paid by the Company.

The Chairman, the Chief Executive Officer and the Chief Operating Officer reimbursed the Company $77,447, $22,215 and $23,209 respectively, for all non-business use of the Company’s aircraft during 2008. The amounts reimbursed were calculated based upon the SIFL method (Standard Industry Fare Level).

Club Dues.  The Company reimburses three of the Named Executive Officers’ monthly club dues.

Car Use.  The Company provides an automobile for the use of Mr. Loudermilk, Sr.

We review annually the perquisites and other personal benefits that we provide to senior management.

Compensation Deductibility

An income tax deduction under federal law will generally be available for annual compensation in excess of $1 million paid to the Named Executive Officers only if that compensation is “performance-based” and complies with certain other tax law requirements. Although the Compensation Committee and the Board considers deductibility issues when approving executive compensation, other compensation objectives, such as attracting, motivating and retaining qualified executives, are important and may supersede the goal of maintaining deductibility. Consequently, compensation decisions may be made without regard to deductibility when it is in the best interests of the Company and its shareholders to do so. The adoption and shareholder approval of the Executive Bonus Plan in 2005 and the establishment of the Compensation Committee in that year were partly undertaken for purposes of maintaining deductibility of executive compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors and available through the Company’s website, www.aaronrents.com. The Committee is composed of two “independent” members of the Board as defined under the listing standards of the New York Stock Exchange and under the Charter. The Compensation Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities with respect to executive and director compensation.

In keeping with its responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement and the Annual Report on Form 10-K.

This report is respectfully submitted by the Compensation Committee of the Board of Directors.

Leo Benatar, Chairman
Ray M. Robinson

REMUNERATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following table provides certain summary information for the last fiscal year of the Company concerning compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company’s Chief Executive Officer, Chief Financial Officer and the other Named Executive Officers of the Company.

Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Awards(1)	Compensation	Compensation(2)	Total

R. Charles Loudermilk, Sr.	2008	$800,000	—	$76,835	$111,891	$1,034,545	$76,244	$2,099,515
Chairman of the Board	2007	800,000	—	76,606	111,513	942,938	144,384	2,075,441
(Former Chief Executive Officer)	2006	454,000	—	11,557	355,653	1,259,722	446,841	2,527,773

Robert C. Loudermilk, Jr.	2008	465,625	—	76,835	126,874	146,889	20,322	836,545
President and Chief	2007	400,000	—	76,606	111,513	128,805	20,796	737,720
Executive Officer	2006	375,000	50,000	11,557	355,653	124,836	342,637	1,259,683
Gilbert L. Danielson	2008	425,000	—	76,835	126,874	146,889	7,710	783,308
Executive Vice President and	2007	400,000	—	76,606	111,513	129,383	8,351	725,853
Chief Financial Officer	2006	375,000	50,000	11,557	355,653	124,836	325,149	1,242,195
William K. Butler, Jr.	2008	500,000	—	76,835	126,874	309,339	1,305	1,014,353
Chief Operating Officer	2007	475,000	—	76,606	210,064	246,048	9,706	1,017,424
	2006	450,000	—	11,577	528,090	243,120	637,359	1,870,146
K. Todd Evans	2008	210,000	—	15,367	39,555	210,000	1,305	476,227
Vice President, Franchise	2007	200,000	—	15,316	22,095	190,000	1,731	429,142
	2006	190,000	—	2,311	30,938	170,000	2,522	395,771

(1)	Represents the proportionate amount of the total fair value of awards recognized by the Company as an expense in the relevant year for financial accounting purposes. The fair values of these awards and the amounts expensed were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (“FAS 123R”). For a discussion of the assumptions made in valuing the reported stock awards, see Note H to the Company’s Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities & Exchange Commission.
(2)	See the All Other Compensation table below for additional information.

All Other Compensation Table

The following table describes each component of the All Other Compensation column in the Summary Compensation Table for 2008.

			Company
		Insurance	Contributions to
		Premiums	Retirement and
Name of Executive	Year	(1)	401(k) Plans(2)	Other(3)	Total

R. Charles Loudermilk, Sr.	2008	$59,970	$1,305	$14,969	$76,244
Robert C. Loudermilk, Jr.	2008	-0-	1,305	19,017	20,322
Gilbert L. Danielson	2008	-0-	1,305	6,405	7,710
William K. Butler, Jr.	2008	-0-	1,305	-0-	1,305
K. Todd Evans	2008	-0-	1,305	-0-	1,305

(1)	Represents a portion of the premiums paid, and reimbursement of the executive’s resulting income tax liability with respect to the split dollar life insurance policies described in RELATED PARTY TRANSACTIONS below.
(2)	Represents a matching contribution made by the Company to the executive’s account in the Company’s 401(k) plan.

(3)	This column reports the total amount of other benefits provided, none of which individually exceed the greater of $25,000 or 10% of the total amount of these benefits for the named executive. These amounts include car and club membership expense.

Grants of Plan-Based Awards in 2008

The following table provides information about equity awards granted to the Named Executive Officers in 2008.

				All Other Option
		Payouts Under		Awards		Grant Date
		Non-Equity	All Other Stock	Number of Securities	Exercise or Base	Fair Value of
		Incentive Plan	Awards: Number of	Underlying	Price of Option	Stock and Option
Name of Executive	Grant Date	Awards(1)	Shares of Stock	Options	Awards	Awards

R. Charles Loudermilk, Sr.	10/16/2008	$1,034,545	-0-	25,000	$21.16	$21.16
Robert C. Loudermilk, Jr.	10/16/2008	146,889	-0-	50,000	21.16	21.16
Gilbert L. Danielson	10/16/2008	146,889	-0-	50,000	21.16	21.16
William K. Butler, Jr.	10/16/2008	309,339	-0-	50,000	21.16	21.16
K. Todd Evans	10/16/2008	210,000	-0-	7,500	21.16	21.16

(1)	Represents actual payouts of cash incentives for performance during fiscal 2008 made under the Company’s Executive Bonus Plan. These incentives are also reported in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” See below for a description of the Executive Bonus Plan award opportunities established for fiscal 2008 for more information.

Employment Agreements with Named Executive Officers

Messrs. Loudermilk, Sr., Loudermilk, Jr., Danielson, Butler and Evans have each entered into employment agreements with the Company. The agreements provide that each executive’s employment with the Company will continue until terminated by either party for any reason upon 60 days notice, or by either party for just cause at any time. Each such executive has agreed not to compete with the Company or to solicit the customers or employees of the Company for a period of one year after the termination of his employment.

Executive Bonus Plan

The Company’s shareholder-approved Executive Bonus Plan is an annual performance-based cash incentive plan. As with bonuses in prior years, the award opportunities approved by the Compensation Committee for fiscal 2008 provided for the payment to the Named Executive Officers of cash incentives equal to specified percentages of the pre-tax earnings of the Company for its 2008 fiscal year, provided that 2008 pre-tax earnings exceed those of 2007, except in the cases of Mr. Butler, whose bonus depended on the cash basis pre-tax earnings of the Aaron’s Sales & Lease Ownership Division, and of Mr. Evans, whose bonus depended on achievement of quarterly pre-tax profit objectives for the Aaron’s Sales & Lease Ownership Division’s franchise operations and on new franchised store openings. The maximum percentage of pre-tax earnings that could be awarded was 0.7%, which relates to Mr. Loudermilk, Sr.

2001 Stock Option and Incentive Award Plan

The Company’s shareholder-approved 2001 Stock Award Plan is a flexible plan that provides the Compensation Committee broad discretion to fashion the terms of awards to provide eligible participants with such stock-based incentives as the Committee deems appropriate. It permits the issuance of awards in a variety of forms, including: (i) non-qualified stock options and incentive stock options, (ii) performance shares, and (iii) restricted stock awards. Shareholders are being asked to approve the Company’s Restated 2001 Stock Award Plan at the Annual Meeting, which permits awards in similar forms.

During 2008, the Named Executive Officers were granted stock options that vest in equal increments on October 16, 2011, October 16, 2012 and October 16, 2013.

Salary and Incentives

For a discussion of the Company’s views on the appropriate relationship between the amount of an executive’s base salary and incentive awards, please see COMPENSATION DISCUSSION AND ANALYSIS beginning on page 10 of this Proxy Statement.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table provides information on the current holdings of stock option and stock awards by the Named Executive Officers, including both unexercised and unvested awards. The market value of the stock awards is based upon the closing market price for the Company’s Common Stock as of December 31, 2008, which was $26.62.

	Option Awards					Stock Awards
		Number of	Number of
		Securities	Securities				Number of	Market Value
		Underlying	Underlying				Shares of	of Shares of
		Unexercised	Unexercised	Option	Option		Stock That	Stock That
	Option	Options	Options Un-	Exercise	Expiration	Stock Award	Have Not	Have Not
Name of Executive	Grant Date(1)	Exercisable	exercisable	Price	Date	Grant Date(2)	Vested	Vested

R. Charles Loudermilk, Sr.	10/02/2000	123,750	—	$5.7222	10/02/2010
	01/23/2003	22,500	—	8.8845	01/23/2013
	09/17/2003	7,500	—	15.3467	09/17/2013
	10/31/2003	75,000	—	14.6000	10/31/2013
	05/13/2004	22,500	—	18.7667	05/13/2014
	07/30/2004	16,500	—	21.4133	07/30/2014
	11/01/2004	9,450	—	21.4400	11/01/2014	11/07/2006	10,000	$266,200
	11/13/2007		25,000	21.1400	11/13/2017
	10/16/2008		25,000	21.1600	10/16/2018
Robert C. Loudermilk, Jr.	02/22/1999	22,500	—	5.8333	02/22/2009
	10/02/2000	45,000	—	5.7222	10/02/2010
	01/23/2003	22,500	—	8.8845	01/23/2013
	09/17/2003	7,500	—	15.3467	09/17/2013
	10/31/2003	75,000	—	14.6000	10/31/2013
	05/13/2004	22,500	—	18.7667	05/13/2014
	07/30/2004	16,500	—	21.4133	07/30/2014
	11/01/2004	9,450	—	21.4400	11/01/2014	11/07/2006	10,000	266,200
	11/13/2007		25,000	21.1400	11/13/2017
	10/16/2008		50,000	21.1600	10/16/2018
Gilbert L. Danielson	02/22/1999	71,300	—	5.8333	02/22/2009
	10/02/2000	112,500	—	5.7222	10/02/2010
	01/23/2003	22,500	—	8.8845	01/23/2013
	09/17/2003	7,500	—	15.3467	09/17/2013
	10/31/2003	75,000	—	14.6000	10/31/2013
	05/13/2004	22,500	—	18.7667	05/13/2014
	07/30/2004	16,500	—	21.4133	07/30/2014
	11/01/2004	9,450	—	21.4400	11/01/2014	11/07/2006	10,000	266,200
	11/13/2007		25,000	21.1400	11/13/2017
	10/16/2008		50,000	21.1600	10/16/2018
William K. Butler, Jr.	01/23/2003	12,500	—	8.8845	01/23/2013
	09/17/2003	7,500	—	15.3467	09/17/2013
	10/31/2003	75,000	—	14.6000	10/31/2013
	05/13/2004	45,000	—	18.7667	05/13/2014
	07/30/2004	33,000	—	21.4133	07/30/2014
	11/01/2004	18,900	—	21.4400	11/01/2014	11/07/2006	10,000	266,200
	11/13/2007		25,000	21.1400	11/13/2017
	10/16/2008		50,000	21.1600	10/16/2018
K. Todd Evans	09/17/2003	6,000	—	15.3467	09/17/2013
	11/15/2004	2,520	—	22.2100	11/15/2014
	05/16/2005	1,600	—	22.4700	5/16/2015
	08/15/2005	1,920	—	24.9400	8/15/2015	11/07/2006	2,000	53,240
	11/13/2007		7,500	21.1400	11/13/2017
	10/16/2008		7,500	21.1600	10/16/2018

(1)	Vesting for each listed stock option grant occurs three years following each listed grant date, except for grants that occurred on October 16, 2008.
(2)	Vesting for the stock award granted on November 7, 2006 occurs on February 28, 2010 upon satisfaction of specific performance goals recited in the award agreement.
(3)	Vesting for the stock award granted on October 16, 2008 occurs for one third of the total shares granted on October 16, 2011, for one third on October 16, 2012 and for one third on October 16, 2013.

Option Exercises and Stock Vested in 2008

The following table provides information, for the Named Executive Officers on (1) stock option exercises during 2008, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name of Executive	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting

R. Charles Loudermilk, Sr.	0	$0	0	$0
Robert C. Loudermilk, Jr.	0	0	0	0
Gilbert L. Danielson	50,200	1,048,151	0	0
William K. Butler, Jr.	32,500	590,538	0	0
K. Todd Evans	45,000	949,010	0	0

Potential Payments Upon Termination or Change in Control

The employment agreements between the Company and each of the Named Executive Officers do not provide for any payments to be made to any of those officers in the event of termination of employment with the Company or a change in control of the Company, nor are there any other written or oral agreements between the Company and the Named Executive Officers that provide for severance payments. In addition, we have not entered into any change in control agreements with any of our Named Executive Officers. However, under the terms of our Executive Bonus Plan and of awards granted under our 2001 Stock Option Plan vesting is accelerated with respect to outstanding equity awards, and non-equity incentive plan awards are granted, in certain instances upon termination of employment of the Named Executive Officer or in the event of a change in control as described below.

Termination — Accelerated Vesting of Equity Incentive Plan Awards.  Under the terms of the 2001 Stock Option and Incentive Award Plan and the related award agreements executed between the Company and each of the Named Executive Officers, all outstanding unvested shares of restricted stock immediately vest in the event of termination of employment due to death. In the event of termination for any other reason, all unvested shares of restricted stock are forfeited. Assuming termination of employment occurred due to death, and that termination of employment of each Named Executive Officer occurred on December 31, 2008, the unvested shares of restricted stock of each of the Named Executive Officers would vest immediately and have the market values set forth in the “Outstanding Equity Awards at 2008 Fiscal Year-End” table above on page 25 of this Proxy Statement.

With respect to outstanding unvested stock options under the 2001 Stock Option and Incentive Award Plan, all outstanding unvested stock options immediately vest in the event of termination of employment of the Named Executive Officers with the Company due to death, and all outstanding unvested stock options immediately vest in the event of termination due to retirement. If the Named Executive Officer’s employment with the Company terminates for any other reason, all unvested stock options are forfeited. The treatment of acceleration of vesting of stock options in the event of termination is generally available to all grantees under the plan under the general provisions of the plan, unless a grantee’s specific award agreement specifies otherwise.

The table below reflects the unvested stock options held by each of the Named Executive Officers as of December 31, 2008 and sets forth an “unrealized value” of those unvested stock options as of that date. The unrealized value of unvested options was calculated by multiplying the number of shares underlying unvested stock options by the closing price of the stock of $26.62 per share as of December 31, 2008 and then deducting the aggregate exercise price for these stock options.

	No. of Shares Underlying	Unrealized Value of
Name of Executive	Unvested Options	Unvested Options

R. Charles Loudermilk, Sr.	50,000	$273,500
Robert C. Loudermilk, Jr.	75,000	410,000
Gilbert L. Danielson	75,000	410,000
William K. Butler, Jr.	75,000	410,000
K. Todd Evans	15,000	82,050

Change In Control — Accelerated Vesting of Equity Incentive Plan Awards and Non-Equity Incentive Plan Payments.  Pursuant to the terms of the 2001 Stock Option and Incentive Award Plan, all outstanding unvested stock options and restricted stock awards immediately vest, including those held by the Named Executive Officers, upon the occurrence of a change in control. If a change in control of the Company occurred on December 31, 2008, the outstanding unvested restricted stock and stock options held by each of the Named Executive Officers would vest immediately and would be valued as described above under “Termination — Accelerated Vesting of Equity Incentive Plan Awards.”

In the event of a change in control, the Executive Bonus Plan provides for the automatic payment of target-level cash bonuses to the Named Executive Officers, prorated to the extent the change in control occurs during the annual performance period. Assuming the change in control occurred on the last day of our most recently completed fiscal year, the amount we would be obligated to pay out to our Named Executive Officers under the Executive Bonus Plan would be the same as the amount of non-equity incentive compensation paid out as shown in the Summary Compensation Table on page 22 of this Proxy Statement. Additional information about the Executive Bonus Plan is provided at page 24 of this Proxy Statement.

Non-Management Director Compensation in 2008

The current compensation program for non-management directors is designed to fairly pay directors for work required for a company of Aaron Rents’ size and scope and to align directors’ interests with the long-term interests of Company shareholders. For 2008, each outside director received $3,000 or the equivalent amount in shares of the Company’s Common Stock for each Board meeting attended. Each outside director is also paid a quarterly retainer of $2,000 or the equivalent amount in shares of the Company’s Common Stock. Audit Committee members receive $1,000 for each Audit Committee meeting attended with the Chairman of the Audit Committee receiving $1,500 for each meeting attended. Each member of the Compensation Committee receives $500 for each Compensation Committee meeting attended. Mr. Benatar, as Lead Director, receives in addition to this Board and Committee fees, an annual retainer of $15,000, paid quarterly for his role as Lead Director. Directors who are employees of the Company receive no compensation for attendance at Board or Committee meetings.

	Fees Earned or Paid in
Name	Cash		Stock Awards(5)	Option Awards(6)	Total

Ronald W. Allen(1)	$33,000		$7,696	$1,645	$42,341
Leo Benatar(2)	39,000		7,696	1,645	48,341
Earl Dolive(1)	32,000		7,696	1,645	41,341
David L. Kolb(1)	35,000	(3)	7,696	1,645	44,341
John C. Portman, Jr.	20,000		7,696	1,645	29,341
Ray M. Robinson(2)	24,000		7,696	1,645	33,341
John B. Schuerholz	20,000	(4)	7,696	1,645	29,341

(1)	Member of the Audit Committee of the Board of Directors.

(2)	Member of the Compensation Committee of the Board of Directors.

(3)	Includes 877 shares of Common Stock valued at $20,000 received in lieu of cash payments in 2008.

(4)	Includes 877 shares of Common Stock valued at $20,000 received in lieu of cash payments in 2008.

(5)	Represents the proportionate amount of the total fair value of stock awards recognized by the Company as an expense in 2008 for financial accounting purposes. The fair values of these awards and the amounts expensed in 2008 were determined in accordance with FAS 123R. The awards for which expense is shown in this table include an award of 1,000 shares of restricted stock granted to each non-employee director on November 7, 2006. The grant date fair value of the 1,000 shares of restricted stock granted to each non-employee director on November 7, 2006 was $25,400. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission (“SEC”).

(6)	Represents the proportionate amount of the total fair value of awards recognized by the Company as an expense in 2008 for financial accounting purposes. The fair values of these awards and the amounts expensed in 2008 were determined in accordance with FAS 123R. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

Non-Management Director
Restricted Stock Awards and Stock Options

	Number of Restricted	Number of
Name	Stock Awards(1)	Options(1)

Ronald W. Allen	1,000	5,750
Leo Benatar	1,000	5,750
Earl Dolive	1,000	5,750
David L. Kolb	1,000	5,750
John C. Portman, Jr.	1,000	2,000
Ray M. Robinson	1,000	5,750
John B. Schuerholz	1,000	2,000

(1)	As of December 31, 2008.

RELATED PARTY TRANSACTIONS

Motor sports sponsorships and promotions have been an integral part of the Company’s marketing programs for a number of years. In 2008, the Company sponsored the son of the Chief Operating Officer as a driver for the Eddie Sharp Racing team in the ARCA RE/MAX series at an approximate cost of $260,000. The Chief Operating Officer’s other son was a driver in the USAR Hooters Pro Cup Series for a team owned by DRT Enterprises, Inc. The Company also sponsored an unrelated driver on the DRT Enterprises’ team in the total amount of $180,000, with none of the sponsorship funds directly allocated to the Chief Operating Officer’s son. In 2009, the Company will sponsor the Chief Operating Officer’s son as a member of the Robert Richardson Racing team in the NASCAR Nationwide Series at an estimated cost of $1.6 million.

During the first quarter of 2008, the Company purchased for $704,000 the land and building of a Company-operated store location owned by the daughter of the Chairman of the Company and previously leased to the Company. The purchase price was determined based upon an appraisal and other market evaluations by unrelated third parties.

In May 2005, Crown Holdings, LLC (“Crown Holdings”), a company owned by Mr. Loudermilk, Sr.’s sister-in-law and her husband, entered into a franchise and area development agreement to open three Aaron Sales & Lease Ownership stores. The terms of the agreement are the same as with all new franchisees. In 2008, Crown Holdings notified the Company of its decision to not proceed with the opening of the remaining two stores under the referenced franchise and area development agreement. In 2008, the Company recorded $77,433 in royalty income from the store operated by Crown Holdings. Crown Holdings also participated in the Company’s guaranteed franchise inventory financing program. As of December 31, 2008, Crown Holdings’ outstanding balance on the financing program was $437,654.

Aaron Ventures I, LLC (“Aaron Ventures”) was formed in December 2002 for the purpose of acquiring properties from the Company and leasing them. Messrs. Loudermilk, Sr., Loudermilk, Jr., Butler, and Cates are the managers of Aaron Ventures, and all of its owners are officers of the Company, including all of the Named Executive Officers and five other executive officers. The combined ownership interest for all Named Executive Officers represents 56.25% of which Mr. Loudermilk Jr’s. interest is 12.50%. In December 2002, Aaron Ventures purchased eleven properties from the Company, all former Heilig-Meyers stores, for a total purchase price of $5,000,000. In 2006, Aaron Ventures sold one of the properties to a third party. The Company acquired these properties from Heilig-Meyers in 2001 and 2002 for an aggregate purchase price of approximately $4,000,000. The price paid by

Aaron Ventures was arrived at by adding the Company’s acquisition cost to the cost of improvements made by the Company to the properties prior to the sale to Aaron Ventures. In October and November of 2004, Aaron Ventures purchased an additional eleven properties from the Company for a total purchase price of $6,895,000. The Company had acquired these properties over a period of several years. The purchase price paid by Aaron Ventures was determined from the individual fair market valuation and the results of current formal written appraisals completed for each location. Aaron Ventures currently leases 19 of the above properties to the Company for 15-year terms at a current annual rental of approximately $1,236,000. The Company does not intend to enter into further capital leases with related parties.

An irrevocable trust holds a cash value life insurance policy on the life of Mr. Loudermilk, Sr., the aggregate face value of which is $400,000. The Company and the Trustee of such trust are parties to split-dollar agreements pursuant to which the Company has agreed to make all payments on the policy until Mr. Loudermilk, Sr.’s death. Upon his death, the Company will receive the aggregate cash value of this policy, which as of December 31, 2008 represented $274,710 and the balance of such policy will be payable to the trust or beneficiaries of such trust.

Each of two irrevocable trusts holds cash value life insurance policies on the life of Mr. Loudermilk, Sr., the death benefit of which is $6,838,872. The Company and the Trustee of such trusts are parties to split-dollar agreements pursuant to which the Company has agreed to make all payments on the policies until Mr. Loudermilk, Sr.’s death. Upon his death, the Company will receive an amount equal to the greater of the policies’ cash value or the sum of the premiums that have been paid, which as of December 31, 2008 represented $2,437,459 and the balance of such policies will be payable to the trusts or beneficiaries of such trusts.

The Audit Committee’s Charter provides that the Committee shall review and ratify all transactions to which the Company is a party and in which any director and executive officer has a direct or indirect material interest, apart from their capacity as director or executive officer. In addition, the Company’s Code of Business Conduct and Ethics provides that conflict of interest situations involving directors or executive officers must receive the prior review and approval of the Audit Committee. The Code of Conduct sets forth various examples of when conflict of interest situations may arise, including: when an officer or director or members of his or her family receive improper personal benefits as a result of his or her position in or with the Company; have certain relationships with competing businesses or businesses with a material financial interest in the Company, such as suppliers or customers; or receive improper gifts or favors from such businesses.

AUDIT MATTERS

Ernst & Young LLP served as the independent auditor of the Company for the year ended December 31, 2008, and has been selected by the Audit Committee of the Board of Directors to continue as the Company’s auditors for the current fiscal year. A representative of that firm is expected to be present at the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions. The following table sets forth the Ernst & Young fees for services to the Company in the last two fiscal years.

Fees Billed in Last Two Fiscal Years

	Year Ended December 31,
	2008	2007

Audit Fees(1)	$750,053	$893,424
Audit-Related Fees(2)	344,462	92,000
Tax Fees(3)	357,482	349,238
All Other Fees	—	—

TOTAL	$1,451,997	$1,334,662

(1)	Audit fees represent fees for professional services provided in connection with the audit of the Company’s financial statements and internal control over financial reporting, review of quarterly financial statements and audit services provided in connection with statutory and regulatory filings.

(2)	Includes fees for the audit of the Company’s 401(k) plan, for advice regarding new SEC and GAAP disclosure requirements and for the 2008 sale of all the Aaron’s Corporate Furnishings stores.

(3)	Includes fees for tax compliance, tax advice and tax planning services.

Approval of Auditor Services

The Audit Committee is responsible for pre-approving all audit and permitted non-audit services provided to the Company by its independent public accountants. To help fulfill this responsibility, the Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy. Under the Policy, all auditor services must be pre-approved by the Audit Committee either (1) before the commencement of each service on a case-by-case basis — called “specific pre-approval” — or (2) by the description in sufficient detail in the Policy of particular services which the Audit Committee has generally approved, without the need for case-by-case consideration — called “general pre-approval.” Unless a particular service has received general pre-approval, it must receive the specific pre-approval of the Committee or the Chairman of the Committee. The Policy describes the audit, audit-related and tax services that have received general pre-approval — these general pre-approvals allow the Company to engage the independent accountants for the enumerated services for individual engagements up to the fee levels prescribed in the Policy. The annual audit engagement for the Company is subject to the specific pre-approval of the Committee. Any engagement of the independent accountants pursuant to a general pre-approval must be reported to the Audit Committee at its next regular meeting. The Audit Committee periodically reviews the services that have received general pre-approval and the associated fee ranges. The Policy does not delegate the Audit Committee’s responsibility to pre-approve services performed by the independent public accountants to management.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of three “independent” members of the Board of Directors as defined under the listing standards of the New York Stock Exchange and operates pursuant to a written charter adopted by the Board and available through the Company’s website, www.aaronrents.com. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Company’s independent auditors for 2008, Ernst & Young LLP, are responsible for performing an audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes.

In keeping with its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2008 with management and has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the Audit Committee concerning independence, and has discussed with Ernst & Young their independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Audit Committee Charter, the Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

This report is respectfully submitted by the Audit Committee of the Board of Directors.

David L. Kolb, Chairman
Earl Dolive
Ronald W. Allen

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

In accordance with the provisions of Rule 14a-8(e) of the Securities and Exchange Commission, proposals of shareholders intended to be presented at the Company’s 2010 annual meeting must be received by December 7, 2009 to be eligible for inclusion in the Company’s proxy statement and form of proxy for that meeting. If a shareholder desires the Board to consider including in its slate of director nominees for the Company’s 2010 annual meeting a nominee submitted to the Company by such shareholder, the shareholder must submit such nomination in compliance with the procedures described under “ELECTION OF DIRECTORS — DIRECTOR NOMINATIONS” by December 7, 2009 to be eligible for inclusion in the Board’s nominee slate. If a shareholder otherwise desires to nominate a candidate for election to the Board, such shareholder must submit the nomination in compliance with the Company’s Bylaws not less that 14 nor more than 50 days prior to the 2010 annual meeting, which we currently anticipate will be held on May 4, 2010. Other shareholder proposals not made in accordance with the provisions of Rule 14a-8(e)(3) must be submitted to the Board in compliance with the Company’s Bylaws between 90 to 120 days prior to the 2010 annual meeting in order to be considered timely. The Company retains discretion to vote proxies it receives with respect to director nominations or any other business proposals received after their respective deadlines for submission as described above. The Company retains discretion to vote proxies it receives with respect to such proposals received prior to such deadlines provided (a) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion, and (b) the proponent does not issue its own proxy statement.

COMMUNICATING WITH THE BOARD AND CORPORATE GOVERNANCE DOCUMENTS

The Company’s security holders and other interested parties may communicate with the Board, the non-management or independent directors as a group, or individual directors by writing to them in care of the Corporate Secretary, Aaron Rents, Inc., 309 E. Paces Ferry Road, N.E., Atlanta, Georgia 30305-2377. Correspondence will be forwarded as directed by the writer. The Company may first review, sort, and summarize such communications, and screen out solicitations for goods or services and similar inappropriate communications unrelated to the Company or its business. All concerns related to audit or accounting matters will be referred to the Audit Committee.

The Audit Committee and Compensation Committee Charters, the Company’s Code of Business Conduct and Ethics, its Code of Ethics for the Chief Executive Officer and the senior financial officers and employees and its Corporate Governance Guidelines can each be viewed by clicking the “Corporate Governance” tab on the Investor Relations area of the Company’s website at http://www.aaronrents.com. You may also obtain a copy of any of these documents without charge by writing to the Corporate Secretary, Aaron Rents, Inc., 309 East Paces Ferry Road, NE, Atlanta, Georgia 30305-2377.

OTHER MATTERS

The Board of Directors of the Company knows of no other matters to be brought before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his judgment of what is in the best interest of the Company.

THE COMPANY’S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED TO SHAREHOLDERS UPON REQUEST WITHOUT CHARGE. REQUESTS FOR FORM 10-K REPORTS SHOULD BE SENT TO GILBERT L. DANIELSON, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, AARON RENTS, INC., 309 E. PACES FERRY ROAD, N.E., ATLANTA, GEORGIA 30305-2377.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES L. CATES
Senior Group Vice President
and Corporate Secretary

April 6, 2009

Aaron Rents, Inc.

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. These methods are valid under §14-2-722 of the Georgia Business Corporation Code. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 5, 2009. Vote by Internet · Log on to the Internet and go to www.investorvote.com/RNT • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 123456 C0123456789 12345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors: 01 — R. Charles Loudermilk, Sr. 02 — Robert C. Loudermilk, Jr. 03 — Gilbert L. Danielson 04 — William K. Butler, Jr. 05 — Ronald W. Allen 06 - Leo Benatar 07 — Earl Dolive 08 — David L. Kolb + 09 — Ray M. Robinson 10 — John B. Schuerholz 11 - John C. Portman, Jr. Mark here to vote Mark here to WITHHOLD For All EXCEPT - To withhold authority to vote for any FOR all nominees vote from all nominees nominee(s), write the name(s) of such nominee(s) below. For Against Abstain 2. FOR the amendment and restatement of the Company’s 3. FOR the transaction of such other business as may lawfully come before the meeting, 2001 Stock Option and Incentive Award Plan. hereby revoking any proxies as to said shares heretofore given by the undersigned and ratifying and confirming all that said attorneys and proxies may lawfully do by virtue thereof. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below (Signature should agree with the name(s) hereon. Executors, corporate officers, administrators, trustees, guardians and attorneys should so indicate when signing. For joint accounts, each owner should sign. The full name of a corporation should be signed by a duly authorized officer.) Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 U P X 0 2 1 5 6 7 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 011DKC

3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 CLASS A COMMON STOCK PROXY — Aaron Rents, Inc. This Proxy is Solicited by the Board of Directors for the Annual Meeting of Shareholders to be Held on May 5, 2009 The undersigned shareholder of Aaron Rents, Inc. hereby constitutes and appoints R. Charles Loudermilk, Sr. and James L. Cates, or either of them, the true and lawful attorneys and proxies of the undersigned with full power of substitution and appointment, for and in the name, place and stead of the undersigned, to vote all of the undersigned’s shares of Class A Common Stock of Aaron Rents, Inc., at the Annual Meeting of the Shareholders to be held in Atlanta, Georgia on Tuesday, the 5th day of May 2009, at 10:00 a.m., Eastern Time and at any and all adjournments thereof as specified on the reverse: It is understood that this proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the notice of the meeting to the undersigned. THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” EACH OF THE NOMINEES LISTED HEREIN AND A VOTE “FOR” THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2001 STOCK OPTION AND INCENTIVE AWARD PLAN AS OUTLINED ABOVE, AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THE PROXY WILL BE SO VOTED. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated April 6, 2009 and the Proxy Statement furnished therewith. This proxy is revocable at or at any time prior to the meeting. Please sign and return this proxy to: Proxy Services, C/O Computershare Investor Services, P.O. Box 43101, Providence, RI 02940-0567. (Continued and to be dated and signed on reverse side)